Exhibit 10.15

PURCHASE AND SALE AGREEMENT

BETWEEN

LUCAS ENERGY, INC.

AS SELLER

AND

HILCORP ENERGY I, L.P.

AS BUYER

April 1, 2010

i

EXHIBITS

Exhibit A	– Leases
Exhibit A-1	– Excluded Wellbores
Exhibit B	– Contracts
Exhibit C	– Partial Assignment of Oil and Gas Leases
Exhibit D	– Participation Agreement

SCHEDULES

Schedule 5.07	Environmental
Schedule 5.09	Litigation
Schedule 5.13	Preferential Rights and Consents
Schedule 5.15	Area of Mutual Interest and Other Agreements

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 1st day of April, 2010, by and between LUCAS ENERGY, INC., a Nevada corporation (“Seller”), and HILCORP ENERGY I, L.P., a Texas limited partnership (“Buyer”).  Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

ARTICLE I
Assets

Section 1.01           Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer as of the Effective Time.

Section 1.02           Assets.  The term “Assets” shall mean the following:

(a)           an undivided 85% of Seller’s interest in the oil, gas and/or mineral leases described or referred to in Exhibit A attached hereto (the “Leases”), insofar as the Leases cover depths below the base of the Austin Chalk Formation (defined below) (the “Subject Lease Interests”);

(b)           an undivided 85% of Seller’s interest in all amendments, supplements, renewals, extensions or ratifications of the Leases, insofar as the same affect the Subject Lease Interests;

(c)           an undivided 85% of Seller’s interest in all oil, gas and other hydrocarbons (“Hydrocarbons”) which may be produced from (i) any formation or depth below the base of the Austin Chalk Formation in and under the lands covered by the Leases, and (ii) the Austin Chalk Formation in and under the lands covered by the Leases to the extent that such Hydrocarbons are produced from (A) vertical wellbores, the perforations in which are located in the Eagle Ford Shale Formation (defined below) or in any other formation or depth below the base of the Austin Chalk Formation, or (B) that portion of any wellbores for horizontal wells after such wellbores first encounter the Eagle Ford Shale Formation, in each case whether or not such Hydrocarbon production results from fracing procedures conducted in the wellbores and whether or not any such wellbore is in a new well drilled or in an existing well subsequently assigned by Seller to Buyer, and in the case of item (B) above whether or not such Hydrocarbon production results from encountering the Austin Chalk Formation “D” Zone (defined below) in the drilling of horizontal wells after encountering the Eagle Ford Shale Formation (together with the Subject Lease Interests, collectively, the ”Subject Interests,” or singularly, a “Subject Interest”).

(d)           an undivided 85% of Seller’s interest in (i) all rights of Seller to use and occupy the surface of and the subsurface depths under the lands covered by the Leases, insofar only as such rights pertain to the Subject Interests; (ii) all rights of Seller in any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons produced after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(e)           an undivided 85% of Seller’s interest in all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests, rights and estates of Seller related to or used or useful in connection with the Subject Interests (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A attached hereto;

(f)           an undivided 85% of Seller’s interest in all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals and other similar rights and privileges of Seller related to or used or useful in connection with the ownership or operation of the Subject Interests or the Easements (the “Permits”), to the extent Seller has the authority to assign the Permits;

(g)           an undivided 85% of Seller’s interest in all contracts, agreements and other written agreements described in Exhibit B attached hereto, and all other contracts and agreements of Seller, including, without limitation, all production sales contracts, farmout agreements, operating agreements, service agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, water disposal agreements and other similar agreements, but only to the extent the same relate to the Subject Interests, the Easements, the Permits or the G&G Data (defined below) (collectively, the “Contracts”), and to the extent Seller has the authority to assign the Contracts;

(h)           an undivided 85% of Seller’s interest in all books, records, files, muniments of title, reports and similar documents and materials that relate to the foregoing interests and that are in the possession or control of, or maintained by, Seller, including, without limitation, all contract files, title files, title records, title opinions, abstracts, property ownership reports, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, regulatory records, accounting and financial records (the “Records”); and

(i)            an undivided 85% of Seller’s interest in all geological, geophysical and seismic data of Seller (including, without limitation, raw data and interpretive data whether in written or electronic form), insofar only as it pertains to the Subject Interests, other than such data which cannot be transferred without the consent of or payment to any third party (the “G&G Data”).

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement, the wellbores listed on Exhibit A-1 attached hereto (the “Excluded Wellbores”) as long as such wellbores are not deepened or sidetracked, together with all Hydrocarbons which may be produced from any depth or formation in the Excluded Wellbores other than the Eagle Ford Shale Formation.

Section 1.03           Certain Additional Defined Terms.

(a)           Austin Chalk Formation.  For purposes of this Agreement, the term “Austin Chalk Formation” means the stratigraphic equivalent of the interval between 9286’ and 9773’ on the 5” Dual Induction Compensated Formation Density log in the Czar Resources Willa Whyburn Austin #1 Well, Gonzales County, Texas, API # 42177307170000.

(b)           Eagle Ford Shale Formation.  For purposes of this Agreement, the term “Eagle Ford Shale Formation” means the stratigraphic equivalent of the interval between 9773’ and 9896’ on the 5” Dual Induction Compensated Formation Density log in the Czar Resources Willa Whyburn Austin #1 Well, Gonzales County, Texas, API # 42177307170000.

(c)           Horizontal Wells.  For purposes of this Assignment, the term “horizontal well” means any well in which the wellbore deviates at least 75° from vertical.

(d)           Austin Chalk Formation “D” Zone.  For purposes of this Agreement, the term “Austin Chalk Formation “D” Zone” means the stratigraphic equivalent of the interval between 9686’ and 9773’ on the 5” Dual Induction Compensated Formation Density log in the Czar Resources Willa Whyburn Austin #1 Well, Gonzales County, Texas, API #42177307170000.

ARTICLE II
Purchase Price

Section 2.01           Purchase Price.    The total consideration for the purchase, sale and conveyance of the Assets from Seller to Buyer is Buyer’s payment to Seller of the sum of $12,750,000.00 (the “Purchase Price”), as adjusted in accordance with the terms of this Agreement.  The adjusted Purchase Price shall be paid to Seller (or its designee) at the Closing (defined below) by means of a completed federal funds transfer to an account designated in writing by Seller.

Section 2.02           Deposit.

(a)           Not later than 5:00 p.m. Central Time on the next Business Day (defined below) following the execution of this Agreement by Buyer and Seller, Buyer shall deliver to Seller a performance guarantee deposit in the amount of $500,000.00 (together with all accrued interest thereon, the “Deposit”).  The Deposit shall be paid by Buyer to Seller by means of a completed federal funds transfer to an account designated in writing by Seller.  The Deposit shall be held by Seller in an interest bearing account subject to the terms of this Agreement.

(b)           If all conditions precedent to the obligations of Buyer set forth in Article IX have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date solely because of the failure of Buyer to perform any of its material obligations hereunder or the material breach of any representation herein by Buyer, then in such event and notwithstanding anything contained in this Agreement to the contrary, Seller shall have the right to terminate this Agreement and receive the Deposit as liquidated damages, in lieu of all other damages, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform any of its material obligations hereunder or Buyer’s material breach of any representation herein.  Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon such a termination would be difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.

(c)           If all conditions precedent to the obligations of Seller set forth in Article VIII have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date solely because of the failure of Seller to perform any of its material obligations hereunder or the material breach of any representation herein by Seller, then in such event, Buyer shall have the option, in its sole discretion, (i) to consummate the transactions contemplated by this Agreement through enforcement of this Agreement by an action for specific performance, (ii) to enforce such other remedies as Buyer may have at law or in equity, or (iii) to terminate this Agreement, in which event Seller shall return the Deposit to Buyer within three (3) Business Days.

(d)           If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Closing Date (as the same may be extended by mutual agreement between Buyer and Seller), for any reason other than as set forth in Section 2.02(b) or 2.02(c), then Seller shall return the Deposit to Buyer within three (3) Business Days.  Buyer and Seller shall thereupon have no further rights or obligations under this Agreement.  As used herein, the term “Business Day” shall mean any day on which national banks are open for business in Houston, Texas.

(e)           If the transactions contemplated by this Agreement are consummated, the Deposit shall be retained by Seller and shall be considered as prepayment of a portion of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by the amount of the Deposit.

Section 2.03           Allocated Values.  Seller has indicated to Buyer that the Subject Interests total 12,750 net mineral leasehold acres.  The Purchase Price is allocated among the Subject Interests by Buyer based upon an allocated value of $1,000 per net mineral leasehold acre (the “Allocated Values”).  Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article IV of this Agreement.

ARTICLE III
Effective Time

Section 3.01           Ownership of Assets.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective for all purposes as of 7:00 a.m. local time on March 1, 2010 (the “Effective Time”).

ARTICLE IV
Title and Environmental Matters

Section 4.01           Examination Period.  Following the execution date of this Agreement until 5:00 p.m., local time in Houston, Texas on April 22, 2010 (the “Examination Period”), Seller shall make available for inspection and copying and shall permit Buyer and/or its representatives to examine and copy, at all reasonable times (including, by mutual agreement between Buyer and Seller, on weekends, holidays and before and after normal business hours if requested by Buyer) in Seller’s offices, the Leases, the Easements, the Contracts, the Permits, the Records, the G&G Data and all abstracts of title, title opinions, title files, ownership maps, lease files, Contracts files, assignments, division orders, operating and accounting records, agreements and other materials pertaining to the Assets.

Section 4.02           Title Defects.  The term “Title Defect,” as used in this Agreement, shall mean, subject to Section 4.03, any material encumbrance, encroachment, irregularity, deficiency, defect in or reasonable objection to Seller’s ownership of the Subject Interests (expressly excluding Permitted Encumbrances, as hereinafter defined) that causes Seller, or Buyer from and after the Effective Time, not to have Good and Defensible Title (as hereinafter defined) to the Subject Interests.  For purposes of this Agreement, the term “Good and Defensible Title” means subject to and except for the Permitted Encumbrances:

(a)           that the net mineral leasehold acres attributable to the Subject Interests total not less than 12,750 net mineral leasehold acres (i.e., 85% x 15,000 net mineral leasehold acres);

(b)           that Seller’s average net revenue interest in all Hydrocarbons produced, saved and sold from the Subject Interests (“Net Revenue Interest”) is not less than 73.5%, proportionately reduced (Seller’s average Net Revenue Interest shall be calculated on an acreage basis using the number of net mineral leasehold acres and the Net Revenue Interests attributable thereto);

(c)           that Seller’s interest in and to the Subject Interests is deducible from the real property records of Gonzales County, Texas; and

(d)           that the Subject Interests are free and clear of all liens, obligations, encumbrances and defects in title.

Section 4.03           Notice of Title Defects.

(a)           If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller prior to 5:00 p.m., local time in Houston, Texas, on April 22, 2010 (the “Defects Deadline”) of such alleged Title Defect.  To be effective, such notice (a “Defects Notice”) must (i) be in writing, (ii) be received by Seller prior to the Defects Deadline, (iii) describe the Title Defect, (iv) to the extent applicable, identify the specific Asset or Assets affected by such Title Defect, and (v) include a good faith estimate of the Defect Value (defined below) of such Title Defect as determined by Buyer.  Any matters that may otherwise constitute a Title Defect, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer, except to the extent any unasserted Title Defect would constitute (A) a breach of the Seller’s special warranty of title contained in the Assignment, (B) a breach of any of Seller’s representations or warranties contained in this Agreement, or (C) a Retained Obligation (defined below).  Except as otherwise provided herein, upon the receipt of any Defects Notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect to Buyer’s reasonable satisfaction at any time prior to Closing.

(b)           The value attributable to each Title Defect (the “Defect Value”) that is asserted by Buyer in a Defects Notice shall be determined based upon the criteria set forth below:

(i)           if a Title Defect is a lien upon any Asset, the Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;

(ii)           if a Title Defect is that the net mineral leasehold acres attributable to the Subject Interests total less than 12,750 net mineral leasehold acres, then the Defect Value thereof shall be an amount equal to the product of $1,000 multiplied by the difference between 12,750 net mineral leasehold acres and the number of net mineral leasehold acres actually attributable to the Subject Interests;

(iii)           if a Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset for which the economic detriment to Buyer is unliquidated, the amount of the Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the Defect Values placed upon the Title Defect by Buyer and Seller;

(iv)           if a Title Defect is not then currently in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Defect Value;

(v)           the Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Defect Value hereunder;

(vi)           notwithstanding anything herein to the contrary, the Defect Value of a Title Defect may not exceed the Allocated Value of the affected Asset;

(vii)         Buyer’s right to assert Title Defects hereunder shall not be diminished or otherwise adversely affected by any materiality qualification contained in any of Seller’s representations and warranties in Article V hereof; and

(viii)        such other factors as are reasonably necessary to make a proper evaluation.

Section 4.04           Remedies for Title Defects.

(a)           Subject to Seller’s right to dispute the existence of a Title Defect and/or the Defect Value asserted with respect thereto and subject to the rights of Buyer pursuant to Section 4.04(b) and Section 11.01, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.03(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall reduce the Purchase Price by the Defect Value for such Title Defect as determined pursuant to Section 4.03(b) or Article XIV;

(b)           In the event that the Title Defect results from Seller’s average Net Revenue Interest attributable to the Subject Interests being less than 73.5%, proportionately reduced, and Buyer and Seller cannot agree on an appropriate reduction to the Purchase Price as a result thereof, then Buyer shall have the right to cause all or any portion of the Leases in which Seller’s Net Revenue Interest is less than 73.5% (proportionately reduced) to be excluded from this Agreement with an appropriate reduction in the Purchase Price based upon the Allocated Value of the net mineral leasehold acres attributable to such excluded Leases;

(c)           If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.07 shall apply; and

(d)           If on or before Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Defect and/or such Defect Value determined by an Independent Expert pursuant to Article XIV.  If the validity of any asserted Title Defect, or the Defect Value attributable thereto, is not determined before Closing, then the Purchase Price paid at Closing shall be reduced by virtue of such disputed Title Defect or Defect Value by an amount that is midway between the amounts asserted by Buyer and Seller, and upon the final resolution of such dispute Buyer or Seller, as the case may be, shall pay to the other party the difference between the Defect Value withheld for such Title Defect and the Defect Value of such Title Defect as finally determined.

Section 4.05           Special Warranty of Title.  The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Partial Assignment of Oil and Gas Leases attached hereto as Exhibit C (the “Assignment”), shall provide for a special warranty of title, subject to the Permitted Encumbrances and the terms of this Agreement.  The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(a)           the Leases and Contracts set forth in Exhibit A and Exhibit B, to the extent complete executed copies of the same (with all exhibits, schedules and attachments) are included in the Records or provided to Buyer on or prior to April 15, 2010 and the same do not operate to reduce the average Net Revenue Interest of Seller in the Subject Interests below 73.5%, proportionately reduced or materially interfere with, diminish or detract from the operation, development or ownership of the affected Asset;

(b)           any unfiled materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business where payment of such amounts is not delinquent, and (i) that Seller has agreed to retain or pay pursuant to the terms hereof, or (ii) for which Seller is responsible for paying or releasing at the Closing;

(c)           any current period liens for taxes and assessments affecting the Assets that are not yet due or delinquent, to the extent Seller has agreed to pay the same pursuant to the terms hereof or which are to be prorated pursuant to the terms hereof;

(d)           to the extent that same do not and will not at any time materially interfere with the ownership, operation, development or value of the Assets, any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses;

(e)           all lessors’ royalties, overriding royalties and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, provided that such matters do not operate to reduce the average Net Revenue Interest of Seller in the Subject Interests below 73.5%, proportionately reduced;

(f)           preferential rights to purchase or similar agreements with respect to which (i) written waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, or (ii) required written notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(g)           required third party consents to assignments or similar agreements with respect to which written waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby;

(h)           all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities (defined below) in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(i)           rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities;

(j)           Title Defects which Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement; and

(k)           liens and encumbrances which are to be released at Closing pursuant to Section 10.07 hereof.

Section 4.06           Preferential Rights To Purchase.  Seller shall use all reasonable efforts to comply with all preferential right to purchase provisions encumbering any Asset prior to the Closing.  Prior to the Closing, Seller shall notify Buyer of the existence of any preferential purchase rights and if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised.  If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase such Asset pursuant to the aforesaid offer, the interest so affected will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of such Asset.  Otherwise, the interest offered as aforesaid shall be conveyed to Buyer at the Closing subject to any preferential right to purchase of any third party for which notice has been given but the time period for response by the holder of such preferential right extends beyond the Closing and Buyer shall assume all duties, obligations and liabilities arising from such preferential right to purchase.  Without limiting the foregoing, if any such third party timely and properly elects to purchase an interest in any Asset subject to a preferential right to purchase after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.

Section 4.07           Consents to Assignment.  Seller shall use all reasonable efforts to obtain all necessary consents from third parties to assign the Assets to Buyer prior to Closing (other than governmental approvals that are customarily obtained after Closing).  To the extent such consents are not obtained prior to Closing, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby.  Notwithstanding anything contained herein to the contrary Buyer, at its sole option, shall have the right to exclude any Asset which is subject to a consent to assignment that has not been obtained prior to Closing.  If Buyer elects to exclude such Asset then the Purchase Price shall be reduced at Closing by an amount equal to the Allocated Value of the Asset excluded.  If Buyer elects to acquire such Asset at Closing even though a consent to assignment has not been obtained, Buyer assumes all obligations in connection with such failure to obtain such consent, and such obligations shall be Assumed Obligations (as defined below) hereunder.

Section 4.08           Environmental Review.

(a)           Buyer shall have the right to conduct or cause its environmental consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Defects Deadline (“Buyer’s Environmental Review”).  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.  Buyer shall (and shall cause Buyer’s Environmental Consultants to): (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations.  Seller will assist Buyer in obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review.  Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review, and Buyer shall give Seller notice not less than 24 hours before any visits by Buyer or Buyer’s Environmental Consultant to the Assets.  With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller.  BUYER HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER (INCLUDING THOSE RESULTING FROM SELLER’S JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY BUT EXPRESSLY NOT INCLUDING THOSE RESULTING FROM SELLER’S SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) ARISING OUT OF OR RELATING TO BUYER’S ENVIRONMENTAL REVIEW.

(b)           Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and unless required by law Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Seller.  Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer’s Environmental Consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.

Section 4.09           Environmental Definitions.

(a)           Environmental Defect.  For purposes of this Agreement, the term “Environmental Defect” means an Asset has been cited by Governmental Authority for a violation of an Environment Law (defined below), or Buyer has discovered a condition on or affecting an Asset which violates an Environment Law, Lease, Contract or other agreement, unless such violation has been cured to Buyer’s reasonable satisfaction or has been waived by Buyer.

(b)           Governmental Authority.  For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any commission, agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)           Environmental Laws.  For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Occupational Safety and Health Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

(d)           Environmental Defect Value.  For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the amount of the estimated costs and expenses to correct or remediate such Environmental Defect in a manner consistent with Environmental Laws and applicable Leases, Contracts and agreements.

Section 4.10           Notice of Environmental Defects.  If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Seller prior to the Defects Deadline of such alleged Environmental Defect.  To be effective, such notice must (i) be in writing, (ii) be received by Seller prior to the Defects Deadline, (iii) describe the Environmental Defect in reasonable detail, (iv) to the extent known, identify the specific Assets affected by such Environmental Defect, (v) identify the procedures recommended to correct the Environmental Defect, and (vi) include Buyer’s reasonable estimate of the Environmental Defect Value of the Environmental Defect.  Upon the receipt of such effective notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure any such Environmental Defect at any time prior to the Closing.

Section 4.11           Remedies for Environmental Defects.  If any Environmental Defect described in a notice delivered in accordance with Section 4.10 is not cured to Buyer’s reasonable satisfaction on or before the Closing and Buyer and Seller cannot agree on an appropriate reduction to the Purchase Price as a result thereof, then Buyer shall have the right to cause the Assets affected by such Environmental Defect to be excluded from this Agreement with an appropriate reduction in the Purchase Price based upon the Allocated Value of such excluded Assets.

ARTICLE V
Representations and Warranties of Seller

Seller represents and warrants to Buyer that:

Section 5.01           Existence.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to conduct business and in good standing in the State of Texas.  Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 5.02           Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Seller’s organizational documents; (b) any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound; or (c) any judgment, order, ruling or decree applicable to Seller or the Assets, or any law, rule or regulation applicable to Seller or the Assets.

Section 5.03           Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of Seller.  This Agreement constitutes, and the documents to be executed and delivered by Seller at the Closing will constitute, the legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and general equitable principles.

Section 5.04           Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05           Bankruptcy.  There are no bankruptcy, reorganization or liquidation proceedings pending against Seller or being contemplated by Seller, or to the knowledge of Seller, threatened against Seller.

Section 5.06           Taxes.  Seller has paid and discharged all ad valorem, property, production, severance, excise and other taxes and assessments based on or measured by the ownership of the Leases and other Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom as are due and payable.  No taxing authority or agency, domestic or foreign, has asserted or is now asserting or, to the knowledge of Seller, threatening to assert against the Assets or Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

Section 5.07           Environmental Matters.  Except as set forth in Schedule 5.07 attached hereto, to the best of Seller’s knowledge (i) no environmental or physical condition of any Lease or other Asset violates any Environmental Laws, Lease, Contract or other agreement in any material respect; (ii)  no condition or event has occurred with respect to any Lease or other Asset that, with notice or the passage of time, or both, would constitute a violation requiring action by Seller or, after Closing, Buyer to remedy, stabilize, neutralize, clean up or otherwise alter the environmental or physical condition of any such Lease or other Asset; and (iii) Seller has not disposed of any produced water, hazardous substances or solid waste materials generated on the Leases or used on the Leases at sites off the Leases, except in compliance with Environmental Laws.  Except as set forth in Schedule 5.07, there are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings pending, or to Seller’s knowledge threatened, relating to an alleged breach of Environmental Laws on or with respect to any Lease or other Asset, and Seller has not received any notice from any Governmental Authority or any other person that the operation of any Lease or other Asset is in violation of any Environmental Laws or agreement or that Seller or any predecessor in title of Seller is responsible (or potentially responsible) for remedying, stabilizing, neutralizing or cleaning up any pollutants, contaminants, or hazardous or toxic waste, substances or materials at, on, or beneath any Lease or other Asset.

Section 5.08           Violations and Defaults.  Seller is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) could constitute a violation of or default under (i) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority related to the Leases or other Assets, or (ii) any Lease, Easement, Permit or Contract.

Section 5.09           Litigation.  Except as set forth in Schedule 5.09:  (i) no litigation, arbitration, investigation or other proceeding of any Governmental Authority or other party is pending or, to the knowledge of Seller, threatened against Seller affecting the Leases or other Assets, nor are there any facts or circumstances existing which could reasonably be expected to give rise to any such litigation, arbitration, investigation or proceeding; and (ii) Seller is not subject to any outstanding injunction, judgment, order, decree, settlement agreement, conciliation agreement, letter of commitment, deficiency letter or ruling affecting the Leases or other Assets (other than routine oil and gas field regulatory orders applicable generally to the oil and gas industry).

Section 5.10           Leases.  Seller is not in default with respect to any of its material obligations under any of the Leases.  Seller has not received, either verbally or in writing, any notice of default or breach under any of the Leases which default or breach has not been cured or remedied to the satisfaction of the applicable lessor.  All royalties and other payments due under the Leases have been timely and properly paid, except for those which Seller has a legal right to suspend.

Section 5.11           Material Contracts.  Except for the Contracts listed in Exhibit B, there are no Contracts affecting the Leases or other Assets with respect to which a breach by any party thereto could reasonably be expected to have or result in a material adverse effect on any of the Leases or other Assets.  Each Contract listed in Exhibit B is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to the knowledge of Seller, each other party thereto.  Seller has not received from any other party to a Contract listed in Exhibit B any notice, whether written or oral, of termination or intention to terminate such Contract and, to the knowledge of Seller, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any such Contract or give Seller or any other party to any such Contract the right to terminate or modify such Contract.

Section 5.12           Hydrocarbon Sales Agreements.  There are no Hydrocarbon sales agreements pertaining to the Assets that provide for a fixed price and that cannot be cancelled at any time upon ninety (90) days (or less) prior notice.

Section 5.13           Preferential Rights and Consents.  To the knowledge of Seller, except as set forth in Schedule 5.13, there are no preferential rights to purchase or consents to assignment that are applicable to the Assets and the transactions contemplated hereby.

Section 5.14           Access.  Seller has a legal right of access to all of the Leases, and following the Closing Buyer will have a legal right of access to all of the Leases.

Section 5.15           Area of Mutual Interest and Other Agreements.  Except as set forth in Schedule 5.15, none of the Assets are subject to (i) any area of mutual interest agreement, or (ii) any farmout agreement, farmin agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.

Section 5.16           Expenses.  Seller has paid all lease operating expenses, capital expenses, joint interest billings and other costs and expenses attributable to the ownership and operation of the Leases and other Assets in a timely manner before becoming delinquent.

ARTICLE VI
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 6.01           Existence.  Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.  Buyer has full legal power, right and authority to carry on its business in the State of Texas as such is now being conducted and as contemplated to be conducted.

Section 6.02           Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Buyer’s organizational documents, (b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or (c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03           Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Buyer.  This Agreement constitutes, and the documents to be executed and delivered by Buyer at the Closing will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceable that may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

Section 6.04           Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05           Bankruptcy.  There are no bankruptcy, reorganization or liquidation proceedings pending against Buyer, being contemplated by Buyer or, to the knowledge of Buyer, threatened against Buyer.

Section 6.06           Litigation.  There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

ARTICLE VII
Covenants

Section 7.01           Operation of the Leases Prior to the Closing.

(a)           From the date of this Agreement until Closing (the “Interim Period”), Seller shall (i) operate and administer the Leases in a good and workmanlike manner consistent with its past practices, and in material compliance with all applicable Leases, Contracts, laws, rules, regulations and Permits, (ii) carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, (iii) give prompt written notice to Buyer of any notice of asserted default or violation received or given by Seller under any Leases, Contracts, laws, rules, regulations or Permits affecting any Asset, (iv) give Buyer the opportunity to discuss matters related to the Assets with such officers, accountants, consultants and counsel of Seller as Buyer deems reasonably necessary or appropriate for the purpose of familiarizing itself with the Assets, and (v) cause its employees to furnish Buyer with such data, records and other information with respect to the Assets as Buyer may from time to time reasonably request.  Notwithstanding the foregoing, during the Interim Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, Seller will not (i) cause the Assets to be developed, maintained or operated in a manner substantially inconsistent with prior operations; (ii) abandon any part of the Assets; (iii) propose, agree to or commence any drilling or other operations on the Assets; (iv) convey, encumber, relinquish or dispose of any part of the Assets or any operating or other rights related thereto; (v) enter into any agreement amending, modifying, relinquishing or terminating all or any part of the Assets; or (vi) enter into any agreements affecting the Assets or the ownership, development or operation thereof.

(b)           During the Interim Period, Seller will promptly pay, when due, all expenses, taxes, revenues, royalties, overriding royalties and other obligations attributable to the Assets and will not, without the prior written consent of Buyer waive any rights accruing after the Effective Time with respect to any of the Assets.

Section 7.02           Operation of the Assets After the Closing.  On the Closing Date Seller will tender operation of the Assets to Buyer’s general partner, Hilcorp Energy Company.

Section 7.03           Seller's Knowledge.  If after the date of this Agreement, Seller obtains knowledge of any fact which results in any representation or warranty of Buyer contained herein being inaccurate in any respect, Seller will promptly provide Buyer with written notice thereof.

Section 7.04           Excluded Wellbores.  Seller shall not deepen or sidetrack any of the Excluded Wellbores or attempt to produce or complete any of the Excluded Wellbores in the Eagle Ford Shale Formation.  If Seller takes any action in violation of this Section 7.04(a), Buyer shall be entitled to 85% of Seller’s interest in any Hydrocarbons produced from such Excluded Wellbores and to enforce any other rights or remedies available to Buyer at law or in equity, and (b) Seller shall execute any such assignments or other documents or take any such other action as Buyer may request in order to evidence Buyer’s rights to such Hydrocarbons. Seller shall also immediately notify Buyer if any other working interest owner in any Excluded Wellbore proposes a deepening, sidetrack or Eagle Ford shale recompletion operation for such Excluded Wellbore.

ARTICLE VIII
Conditions to Obligations of Seller

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01           Representations.  The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Section 8.02           Performance.  Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03           Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01           Representations.  The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Section 9.02           Performance.  Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03           Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE X
The Closing

Section 10.01        Time and Place of the Closing.  If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, whose address is 1201 Louisiana, Suite 1400, Houston, Texas 77002, at 9:00 a.m. on April 29, 2010, or at such other time as the Parties might hereafter mutually agree in writing (the “Closing Date”).

Section 10.02         Adjustments to Purchase Price at the Closing.

(a)           At the Closing, the Purchase Price shall be increased by any amount provided for in this Agreement or agreed upon by Buyer and Seller.

(b)           At the Closing, the Purchase Price shall be decreased by the following amounts:

(i)             the Allocated Value of any Subject Interests sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06;

(ii)            all downward Purchase Price adjustments for Title Defects and Environmental Defects determined in accordance with Article IV;

(iii)           the amount of the Deposit; and

(iv)           any other amount provided for in this Agreement or agreed upon by Buyer and Seller.

(c)           The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03         Pre-Closing Allocations/Statement.  Not later than three (3) Business Days prior to the Closing Date, Buyer shall prepare and deliver to Seller a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Closing Statement”).  Buyer shall make available to Seller in Buyer’s office all documents supporting the estimated Purchase Price Adjustments.  The Purchase Price paid by Buyer to Seller at Closing shall be the Purchase Price, as adjusted by the estimated Purchase Price Adjustments set forth in the Closing Statement; provided that if Seller notifies Buyer on or before the Closing Date that it disputes Buyer’s estimate of the Purchase Price Adjustments and the Parties cannot agree otherwise, then the Purchase Price paid at Closing shall be the amount that is midway between Seller’s and Buyer’s estimated amounts.

Section 10.04         Post-Closing Adjustments to Purchase Price.  To the extent the Parties determine following the Closing that the Purchase Price Adjustments set forth in the Closing Statement were incorrect, the Party owing monies shall make the appropriate payment or reimbursement to the other Party within five (5) Business Days.  The Closing Statement shall become final and binding upon the parties on the sixtieth (60th) day following the Closing (the “Final Settlement Date”), unless a Party gives written notice of its disagreement (a “Notice of Disagreement”) to the other Party prior to such date.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by a Party in a timely manner and the Parties are unable to otherwise resolve the dispute evidenced by the Notice of Disagreement, then either Party may elect to have the dispute evidenced by the Notice of Disagreement resolved by arbitration in accordance with Article XIV.

Section 10.05         Transfer Taxes and Costs.  All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be collected, remitted and paid by, Buyer.  Buyer agrees to reimburse Seller for all reasonable third party costs incurred by Seller and associated with assigning the Permits and Contracts to Buyer.

Section 10.06         Ad Valorem and Similar Taxes.  All ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Seller and Buyer as of the Effective Time.  Seller shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the period of time from and after the Effective Time.

Section 10.07         Actions of Seller at the Closing.  At the Closing, Seller shall execute (where applicable) and deliver to Buyer the following, all of which shall be in form and content reasonably satisfactory to Buyer:

(a)           the Assignment;

(b)           a Participation Agreement between Seller and Buyer substantially in the form attached hereto as Exhibit D (the “Participation Agreement”);

(c)           an Operating Agreement between Hilcorp Energy Company, as Operator, and Buyer and Seller, as Non-Operators, covering the Leases and substantially in the form attached to the Participation Agreement (the “Operating Agreement”);

(d)           possession of the Assets;

(e)           a Closing Certificate executed by a principal executive officer of Seller certifying that all of Seller’s representations and warranties are true and correct in all material respects as of the Closing Date, and that Seller has performed in all material respects all of the covenants required of Seller in this Agreement as of the Closing Date;

(f)            a “non-foreign person” affidavit establishing that the transaction contemplated by this Agreement does not subject Buyer to the withholding requirement of the Foreign Investment Real Property Tax Act of 1980;

(g)           a Request for Taxpayer Identification and Certification on Form W-9 certifying Seller’s federal employer identification number;

(h)           any necessary change of operator forms on those Assets operated by Seller or its affiliates;

(i)            recorded or recordable releases of all mortgage liens, security interests, financing statements and other similar liens and encumbrances granted by Seller to its lenders or other parties which encumber the Assets; and

(j)            any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.08         Actions of Buyer at the Closing.  At the Closing, Buyer shall take possession of the Assets and execute (where applicable) and deliver to Seller the following, all of which shall be in form and content reasonably satisfactory to Seller:

(a)           the Purchase Price (as adjusted pursuant to the provisions of this Agreement and net of the Deposit) by wire transfer to an account designated in writing by Seller;

(b)           the Participation Agreement;

(c)           the Operating Agreement;

(d)           a Closing Certificate, executed by a principal executive officer of the general partner of Buyer, certifying that all of Buyer’s representations and warranties are true and correct in all material respects as of the Closing Date, and that Buyer has performed in all material respects all of the covenants required of it in this Agreement as of the Closing Date; and

(e)           the Assignment and any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.09         Further Cooperation.

(a)           Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours on the Closing Date and on any date thereafter.

(b)           After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

(c)           To the extent that any G&G Data relating to the Subject Interests cannot be transferred to Buyer at Closing without the consent of or payment to a third party, Seller shall, subject to any confidentiality requirements related to such data, allow Buyer to review such data in Seller’s offices during normal business hours following the Closing.

ARTICLE XI
Termination

Section 11.01         Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)           by mutual written consent of the Parties;

(b)           by Seller on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c)           by Buyer on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d)           by either Party if the Closing shall not have occurred on or before May 15, 2010;

(e)           by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f)           by Buyer or Seller if (i) the aggregate amount of the Purchase Price Adjustments asserted by Buyer pursuant to this Agreement with respect to all Title Defects, plus (ii) the aggregate Allocated Value of all Assets excluded from the transactions contemplated by this Agreement pursuant to Section 4.06 and Section 4.11, exceeds $6,375,000.00; or

(g)           as otherwise provided herein;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02         Effect of Termination.  In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 2.02, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement.

Section 11.03         Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.  Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a third party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

ARTICLE XII
Obligations and Indemnification

Section 12.01         Seller’s Retained Obligations.  Provided that the Closing occurs, Seller hereby retains all costs, expenses, liabilities and obligations of any kind or character related, applicable or attributable to (a) the ownership or operation of the Leases, insofar as they cover depths from the surface to the base of the Austin Chalk Formation, whether attributable to periods before, on or after the Effective Time; (b) the ownership or operation of the Assets for all periods of time prior to the Effective Time; and (c) the ownership or operation of Seller’s retained 15% interest in the Leases, insofar as they cover depths below the base of the Austin Chalk Formation, whether attributable to periods before, on or after the Effective Time (collectively, the “Retained Obligations”).

Section 12.02         Buyer’s Assumed Obligations.  Provided that the Closing occurs, except to the extent Seller has an indemnity obligation under Section 12.04 and except for the Retained Obligations, Buyer hereby assumes a proportionate share of all duties, obligations and liabilities of every kind and character related, applicable or attributable to the ownership or operation of Buyer’s interest in the Assets from and after the Effective Time (collectively, the “Assumed Obligations”).

Section 12.03        Buyer’s Indemnification.  PROVIDED THAT THE CLOSING OCCURS, EXCEPT TO THE EXTENT SELLER HAS AN INDEMNITY OBLIGATION UNDER SECTION 12.04, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (“LOSSES”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE ASSUMED OBLIGATIONS OR ANY INACCURACY OR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF BUYER CONTAINED IN THIS AGREEMENT THAT SURVIVES THE CLOSING, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES EXCLUDING ANY SELLER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 12.04        Seller’s Indemnification.  PROVIDED THAT THE CLOSING OCCURS, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (A) THE RETAINED OBLIGATIONS, OR (B) ANY INACCURACY OR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER CONTAINED IN THIS AGREEMENT THAT SURVIVES THE CLOSING, OR (C) CLAIMS OF SELLER OR ITS SUCCESSORS OR ASSIGNS IN CONNECTION WITH BUYER FRACING INTO THE AUSTIN CHALK FORMATION WHILE FRACING IN A WELLBORE LOCATED IN THE EAGLE FORD SHALE FORMATION OR IN ANY OTHER FORMATION OR DEPTH BELOW THE BASE OF THE AUSTIN CHALK FORMATION OR WHILE FRACING IN THAT PORTION OF ANY WELLBORES FOR HORIZONTAL WELLS AFTER SUCH WELLBORES FIRST ENCOUNTER THE EAGLE FORD SHALE FORMATION, OR (D) CLAIMS OF SELLER OR ITS SUCCESSORS OR ASSIGNS IN CONNECTION WITH BUYER ENCOUNTERING THE AUSTIN CHALK FORMATION “D” ZONE IN THAT PORTION OF ANY WELLBORES FOR HORIZONTAL WELLS AFTER SUCH WELLBORES FIRST ENCOUNTER THE EAGLE FORD SHALE FORMATION, OR (E) CLAIMS OF SELLER OR ITS SUCCESSORS OR ASSIGNS IN CONNECTION WITH BUYER PRODUCING HYDROCARBONS FROM THE AUSTIN CHALK FORMATION FROM A WELLBORE DRILLED BY BUYER IN THE EAGLE FORD SHALE FORMATION OR IN ANY OTHER FORMATION OR DEPTH BELOW THE BASE OF THE AUSTIN CHALK FORMATION OR FROM THAT PORTION OF ANY WELLBORES FOR HORIZONTAL WELLS AFTER SUCH WELLBORES FIRST ENCOUNTER THE EAGLE FORD SHALE FORMATION, INSOFAR AS SUCH WELLBORES DO NOT SUBSEQUENTLY ENCOUNTER ANY DEPTH ABOVE THE AUSTIN CHALK FORMATION “D” ZONE, IN THE CASE OF ITEMS (C), (D) AND (E) ABOVE, TO THE EXTENT SUCH WELLBORES ARE IN AND UNDER LANDS COVERED BY THE LEASES AND WHETHER OR NOT THE WELLBORES ARE IN NEW WELLS DRILLED BY BUYER OR EXISTING WELLS SUBSEQUENTLY ASSIGNED BY SELLER TO BUYER, AND, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES EXCLUDING ANY BUYER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 12.05         Indemnification Procedures.  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)           For purposes of this Section 12.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified with respect to such Losses by another party or parties pursuant to this Agreement.

(b)           To make claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of an Indemnified Party to give notice of a  Claim as provided in this Section 12.05 shall not relieve the Indemnifying Party of its obligations under this  Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its responsibility to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party admits its responsibility to defend the Indemnified Party against such Claim, it shall have the right and obligation to diligently defend the Claim, at its sole cost and expense.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 12.05.  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified  Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its responsibility to defend the Indemnified Party against such Claim or admits its responsibility but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its responsibility for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its responsibility for the Claim and (ii) if responsibility is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)            In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its responsibility for such Losses or (iii) dispute the claim for such Losses.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

ARTICLE XIII
Limitations on Representations and Warranties; and Casualty Losses

Section 13.01         Disclaimers of Representations and Warranties.  The express representations and warranties of Seller contained in this Agreement and the Assignment are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

Section 13.02         Survival.  Except as otherwise provided in Section 15.11, the representations, warranties, covenants and obligations of the Parties under this Agreement shall survive the Closing.

ARTICLE XIV
Arbitration

Section 14.01         Arbitrator.

(a)           Either Party may submit disputes regarding Title Defects, Defect Values or calculation of the Final Statement or revisions thereto (each a “Dispute”), to an independent arbitrator appointed in accordance with this Section 14.01 (each, an “Independent Arbitrator”), who shall serve as sole arbitrator.  The Independent Arbitrator shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Arbitrator for such Dispute shall be selected as would a single arbitrator in accordance with the Rules (as hereinafter defined).

(b)           Disputes to be resolved by an Independent Arbitrator shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 14.02.  The Independent Arbitrator shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances.  The decision and award of the Independent Arbitrator shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 14.02         Rules and Procedures.

(a)           Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement.  The validity, construction, and interpretation of this Section 14.02, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the Independent Arbitrator.  The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA (the “Rules”), except as expressly provided otherwise in this Agreement.  The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1 million, optional rules for large and complex cases.

(b)           Venue.  All arbitration proceedings hereunder shall be conducted in Houston, Texas or such other mutually agreeable location.

(c)           Substantive Law.  In deciding the substance of the Dispute, the Independent Arbitrator shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction).  Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(d)           Fees and Awards.  The fees and expenses of the Independent Arbitrator shall be borne equally by the Parties, but the decision of the Independent Arbitrator may include such award of the Independent Arbitrator’s fees and expenses and of other costs and attorneys’ fees as the Independent Arbitrator determines appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the winning Party in the arbitration).

(e)           Binding Nature.  The decision and award of the Independent Arbitrator shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

ARTICLE XV
Miscellaneous

Section 15.01         Recording Expenses.  Buyer shall pay all recording fees arising from the recordation of the Assignment and the other documents delivered at Closing, except that Seller shall pay all recording fees arising from the recordation of the lien release documents delivered by Seller at Closing.  Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 15.02         Entire Agreement.  This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.  No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 15.03         Waiver.  Unless it is a waiver which is deemed to have been made automatically at the expiration of a time limit under this Agreement, any waiver must be in writing executed by the waiving party and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.04         Publicity.  Seller and Buyer shall consult with each other with regard to all publicity and other disclosures concerning this Agreement or the documents to be executed hereunder (including any term or condition hereof), the transactions contemplated hereby, the status of such transactions and the negotiations related thereto, and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Seller nor Buyer shall issue any publicity or press release without the prior written consent of the other Party, such consent not to be unreasonably withheld.

Section 15.05         Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 15.06         No Third Party Beneficiaries.  Except as provided in Sections 12.03 and 12.04, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

Section 15.07         Assignment.  Neither Party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 15.08         GOVERNING LAW; VENUE; JURY WAIVER.  THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF THIS AGREEMENT AND SUCH OTHER DOCUMENTS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.09         Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier, facsimile or electronic mail to the addresses of Seller and Buyer set forth below.  Any such notice shall be effective only upon receipt.

	Addressed to:	With copy to:
Seller:	Lucas Energy, Inc. 6800 West Loop South, Suite 415 Bellaire, Texas 77401 Attention: William A. Sawyer Fax No.: 713-337-1510 Email: wsawyer@lucasenergy.com	Lucas Energy, Inc. 6800 West Loop South, Suite 415 Bellaire, Texas 77401 Attention: Don Sytsma Fax No.: 713-337-1510 Email: dsytsma@lucasenergy.com

	Addressed to:	With copy to:
Buyer:	Hilcorp Energy I, L.P. c/o Hilcorp Energy Company 1201 Louisiana, Suite 1400 Houston, Texas 77002 Attention: Curtis Smith Fax No.: 713-209-2420 Email: csmith@hilcorp.com	Hilcorp Energy I, L.P. c/o Hilcorp Energy Company 1201 Louisiana, Suite 1400 Houston, Texas 77002 Attention: William P. Swenson Fax No.: 713-289-2650 Email: bswenson@hilcorp com

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 15.10         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.11         Survival.  The representations and warranties of Seller set forth in Sections 5.06 through 5.16 hereof shall survive the Closing for a period of one (1) year.  All other representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing indefinitely.

Section 15.12         Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 15.13         Counterpart Execution.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 15.14         Attorney Fees.  If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing Party.

Section 15.15         Interpretation.  This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates.  In construing this Agreement, the following principles will apply:

(a)           A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b)           If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence.  If there is any conflict between the provisions of any of the Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the parties, the provisions of transaction documents actually executed shall take precedence.

(c)           The Exhibits and Schedules referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

(d)           The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions.  To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(e)           The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.

(f)           The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement.  The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(g)           The plural shall be deemed to include the singular, and vice versa.

(h)           As used in this Agreement, the phrases “to Seller’s knowledge,” “to the knowledge of Seller,” and similar phrases shall mean to the actual or constructive knowledge of any officer or employee of Seller actively involved in the management or operation of any of the Assets, in each case, after due inquiry.

Section 15.16         Tax-Deferred Exchange.

(a)           Notwithstanding any other provision of this Agreement, in the event either Party so elects, the other Party shall accommodate such Party in effecting a tax-deferred exchange under Internal Revenue Code section 1031, as amended.  Either Party shall have the right to elect this tax-deferred exchange at any time prior to the Closing Date.  If either Party elects to effect a tax-deferred exchange, the other Party shall execute such escrow instructions, documents, agreements or instruments to effect an exchange, as the electing Party may reasonably request, it being understood that the other Party shall not be required to incur additional costs, expenses, fees or liabilities, not reimbursed or indemnified by the electing Party, as a result of or connection with an exchange.

(b)           Either Party may assign its rights and delegate its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided that the electing Party shall remain responsible to the other Party for the full and prompt performance of any delegated duties.  The electing Party shall indemnify and hold the other Party and its affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from the other Party’s participation in any exchange undertaken pursuant to this Section 15.16.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

LUCAS ENERGY, INC.

/ s / William A. Sawyer
By:
William A. Sawyer
President and Chief Executive Officer

BUYER:

HILCORP ENERGY I, L.P.
By:	Hilcorp Energy Company,
its general partner

/ s / Curtis D. Smith
By:
Curtis D. Smith
Vice President - Land